Exhibit 10.51

Midtown Partners & Co., LLC

4218 West Linebaugh Avenue

Tampa. FL 33624

Phone. 813.885.5744 — Fax. 813.885.5911

August 13, 2009

Spheric Technologies, Inc.

4708 East Van Buren Street

Phoenix, Arizona 85008

Attn: Mr. Joseph Hines, President

Re: Letter of Intent—Spheric Technologies, Inc..

Gentlemen:

The purpose of this letter is to set forth our preliminary understanding with respect to the proposed initial public offering (the “IPO”) by Spheric Technologies, Inc. (the “Company”) of shares of its common stock (the “Common Stock”), to be underwritten by a group of underwriters (the “Underwriters”) led by Midtown Partners & Co., LLC. (“Midtown”). The Company agrees to retain counsel and accountants, to be mutually agreed upon by the Company and Midtown, to prepare a registration statement reasonably satisfactory in all respects, in form and substance, to the parties and their counsel, and all other related offering documents in respect of the IPO, and to prepare and file all required documents with the Securities and Exchange Commission (“SEC”) and appropriate state (or blue sky) securities authorities, including, without limitation, all sales reports and other post-effective filings, all at the Company’s sole cost and expense.

1.	Definitive Agreement.

The parties intend to enter into a definitive agreement regarding the proposed IPO (the “Underwriting Agreement”), providing that the Underwriters will raise on a best efforts basis a minimum of $7 million through the sale of the Common Stock and a maximum of $8 million through the sale of the Common Stock. The terms and conditions of the IPO are to be contained in the Underwriting Agreement, which will be reasonably satisfactory in all respects, in form and substance, to the parties and their counsel. It is anticipated that the Underwriting Agreement will, among other things:

(a)	contain representations and warranties, covenants, indemnities and other provisions usual and customary in offerings of this nature involving entities with characteristics and in circumstances similar to the Company, including, without limitation, representations and warranties by the Company as to the Common Stock and the Company’s business, financial condition and financial statements;

(b)	provide that the consummation of the IPO shall be conditioned upon:

(i)	each party having obtained all material required consents, rulings, approvals, licenses and permits, or exemptions therefrom, from all governmental or non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, the Underwriting Agreement and the transactions contemplated thereby;

(ii)	each party having complied with all requisite corporate procedures; and

(iii)	such other closing conditions as are usual and customary in transactions of this nature.

(c)	provide that Midtown will receive an underwriting discount of 8% and a non-accountable expense allowance of 3% of the amount raised, $25,000 of which will be payable upon execution of this Letter of Intent to defray Midtown’s due diligence and legal expenses. In addition, the underwriting agreement will provide that the Company offer Midtown an underwriter’s warrant, for nominal consideration (SW), exercisable for a period of four (4) years from the first anniversary date of the IPO, to acquire 5% of the shares of Common Stock offered in the IPO at a price of 150% of the public offering price of the shares offered in the IPO. The underwriter’s warrant will have demand and “piggyback” registration rights and provide for cashless exercise. The underwriting agreement will provide that the Company will pay all expenses of the proposed IPO customarily borne by an issuer, including, but not limited to, fees of its counsel, accounting fees, registration fees, expenses, including counsel fees up to $20,000, incident to the registration and qualification of the offering under the state securities or “blue sky” laws of such states as Midtown shall designate, by Midtown’s counsel, printing costs and the expense of promoting the IPO;

(d)	provide that Midtown’s obligations under the Underwriting Agreement to consummate the IPO shall be subject, among other things, to the following general conditions:

(i)	there having been no materially adverse change in the business or financial condition of the Company or any materially adverse change in the overall capital markets;

(ii)	the delivery of appropriate “comfort letters” from the

Company’s independent certified public accountants with respect to the financial statements contained in the registration statement and with regard to the period from the date of the audited financial statements to a date a few days prior to both the offering date and the closing date; and

(iii)	all relevant terms, conditions and circumstances relating to the proposed IPO shall be reasonably satisfactory to Midtown and all legal matters relating thereto, including, without limitation, the Company indemnities therein provided, will he reasonably satisfactory to Midtown’s counsel.

2.	Termination.

Negotiations pertaining to the Underwriting Agreement may be terminated by Midtown at any time without cost or liability. In order to induce Midtown to enter into negotiations with respect to the IPO, the Company agrees that it will not discuss any offering of its securities, financing or any similar transaction with any party other than Midtown, or enter into any negotiations or conversations with respect thereto with party other than Midtown before October 31, 2009, unless Midtown has terminated negotiations pertaining to the Underwriting Agreement in writing or given its prior written consent.

3.	Confidentiality.

The parties hereto hereby agree to hold and maintain all confidential information exchanged between them, whether oral or written, in confidence and not disclose it to others, unless permitted in writing by the disclosing party. This restriction does not apply to information that at the time of disclosure is in the public domain or becomes a part of the public domain through no fault of the receiving party.

4.	Expenses.

Except as specifically set forth above, each party hereto shall bear his own legal and other expenses in connection with the negotiation and consummation of the transactions contemplated hereby.

5.	Public Announcements.

The parties will advise and consult with one another prior to the issuance of any public announcements pertaining to the proposed transactions, and no such announcement will be made by the Company without the prior consent of Midtown.

6.	Counterparts.

This letter may be executed in two or more counterparts, each of which shall be an original. but all of which together shall constitute as one instrument.

It is expressly understood that this letter is merely an expression of intent and neither party thereto shall have any obligation to the other (except as set forth in Paragraphs 2, 3, 4, 5, and 6 hereof) until the execution and delivery of, and as provided in an Underwriting Agreement. This letter shall not create rights or confer any benefit on third parties.

If the foregoing correctly sets forth our understanding with respect to the subject matter hereof, please so indicate by executing and returning to the undersigned the enclosed copy of this letter.

MIDTOWN PARTNERS & CO., LLC

By	/s/ Bruce Jordan
Bruce Jordan
President

AGREED AND ACCEPTED:

SPHERIC TECHNOLOGIES, INC.

By	/s/ Joseph Hines
Name: Joseph Hines
Title: President